Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 9, 2015, by and between BIORESTORATIVE THERAPIES, INC., a Delaware corporation (the “Company”), and MARK WEINREB (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 12.

RECITALS

WHEREAS, the Company and the Executive desire to enter into an agreement which will set forth the terms and conditions upon which the Executive shall be employed by the Company and upon which the Company shall compensate the Executive.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment. The Company will employ the Executive, and the Executive will provide employment services to the Company, upon the terms and conditions set forth in this Agreement for the period ending as provided in Section 5 (the “Employment Period”).

2.          Employment At-Will. Notwithstanding anything in this Agreement, the Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason, subject to the provisions of this Agreement. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment.

3.          Position and Duties. During the Employment Period, the Executive will serve in the position set forth on Schedule A attached hereto and will render such managerial, analytical, administrative, financial and other executive services to, and shall have such responsibilities on behalf of, the Company and its Subsidiaries, as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries, in each case subject to the authority of the Board of Directors of the Company (the “Board”) to define and limit such executive services consistent with his position. The Executive will devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, provided that the Executive will be permitted to (i) serve, with the prior written consent of the Board (such consent not to be unreasonably withheld), as a member of the board of directors or advisory board of charitable organizations, (ii) engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, except that the Executive will limit the time devoted to the activities described in clauses (i), (ii), and (iii) so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. The Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. During the Employment Period, the Executive’s primary work location shall be the Company’s offices located at 40 Marcus Drive, Melville, New York (the “Company Offices”) or such other location that is within fifty (50) miles of the Company Offices.

4.          Salary and Benefits.

(a)          Salary. During the Employment Period, the Company will pay the Executive a salary at the annual rate set forth on Schedule A attached hereto (as in effect from time to time, the “Salary”) as compensation for his services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries and subject to applicable withholding requirements.

(b)          Bonus. During the Employment Period, the Executive will be entitled to receive bonuses in the amount and upon and subject to the terms and conditions set forth on Schedule A attached hereto. The cash Bonus payable for 2015 will be payable in regular installments in the same manner as the Salary is payable for such year. Any and all cash Bonuses payable for any year commencing on or after January 1, 2016 will be payable by December 31 of the year for which the Bonus is payable, except that, to the extent the amount of the Bonus is based upon the Company’s financial statements for a particular fiscal year, then such portion of the Bonus shall be payable within fifteen (15) days following the date on which the audit report with respect to such financials is delivered to the Company.

(c)          Benefits. During the Employment Period, the Company will provide the Executive with medical, dental, life and long-term disability insurance and other benefits under such plans as the Board may establish or maintain from time to time for similarly situated employees. Effective as of January 1, 2015, the Executive will be entitled to the number of weeks of paid vacation each year set forth on Schedule A attached hereto. Effective as of January 1, 2015, to the extent that the Executive does not use all the vacation time in any year, the unused vacation may not be carried over to the next year.

(d)          Reimbursement of Expenses.

(i)          During the Employment Period, the Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company agrees that travel and accommodation will be at the business class level.

(ii)         During the Employment Period, the Executive shall be entitled to receive a monthly automobile allowance in the amount set forth on Schedule A attached hereto (the “Automobile Allowance”).

(e)          Computer; Cell Phone. During the Employment Period, the Company will provide to the Executive a laptop computer and cell phone for use by the Executive in the performance of his duties and will pay, or reimburse the Executive for, all Internet charges and cell phone related charges. In the event of the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause, the Executive shall be entitled to retain the laptop computer and cell phone for his personal use (subject to the deletion of all confidential and proprietary information contained therein).

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(f)          Insurance Premiums. During the Employment Period, the Company shall reimburse the Executive for all insurance premiums paid by him, or pay directly to the insurance companies all insurance premiums payable by him, for disability insurance, long-term care insurance, and life insurance, up to the aggregate amount per year set forth on Schedule A attached hereto (the “Insurance Reimbursement/Payment”).

(g)          Taxes. In the event the Board or the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, determines to grant to the Executive any shares of Common Stock of the Company, the Company agrees to pay any income tax liability, on behalf of the Employee, that may result from such grant.

5.          Termination.

(a)          The Employment Period will continue until the earlier of: (i) the Executive’s resignation (A) for Good Reason or (B) for any other reason or for no reason; (ii) the death or Disability of the Executive; (iii) the giving of notice of termination by the Company (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company “Without Cause”); or (iv) December 31, 2017 (the “Expiration Date”).

(b)          If, prior to a Change in Control, the Company terminates the Employment Period Without Cause or the Executive resigns during the Employment Period for Good Reason, then, so long as the Executive continues to comply with his continuing obligations hereunder, the Executive will be entitled to receive each of the following:

(i)          severance payments in an aggregate amount equal to one (1) time the sum of (A) his then annual Salary (but in no event shall such Salary amount be less than the Per Annum Salary set forth on Schedule A) and (B) $100,000 (the “Pre-Change in Control Cash Severance Amount”);

(ii)         (A) all accrued and unpaid Salary, (B) with respect to a termination of employment during 2015, all accrued and unpaid Bonus, (C) all accrued and unused vacation time for the then-current annual period (with the right to vacation time being prorated for such period through the Termination Date), (D) all unreimbursed business expenses (including the Automobile Allowance) incurred through the Termination Date and payable pursuant to Section 4(d) and (E) all Insurance Reimbursement/Payment amounts incurred through the Termination Date and payable pursuant to Section 4(f), which accrued and unpaid Salary, Bonus, unused vacation, unreimbursed expenses (including Automobile Allowance) and Insurance Reimbursement/Payment amounts, if any, shall be payable in a lump sum within fifteen (15) days after the Termination Date; and

(iii)        one (1) time the annual Automobile Allowance and Insurance Reimbursement/Payment, which amounts shall be payable over the twelve (12) month period following the Termination Date in the same manner as paid prior to the Termination Date.

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The Executive shall also be entitled to any COBRA benefits to which the Executive is entitled by law. During the twelve (12) month period following the Termination Date, the Company will reimburse the Executive for all COBRA premiums paid (the “COBRA Reimbursement”). Thereafter, COBRA benefits shall be at the Executive’s sole expense.

(c)          If, following a Change in Control, the Company terminates the Employment Period Without Cause or the Executive resigns during the Employment Period for Good Reason, then, so long as the Executive continues to comply with his continuing obligations hereunder, the Executive will be entitled to receive each of the following:

(i)          severance payments in an aggregate amount equal to one and one-half (1.5) times the sum of (A) his then annual Salary (but in no event shall such Salary amount be less than the Per Annum Salary set forth on Schedule A and (B) $200,000 (together with the Pre-Change in Control Cash Severance Amount, the “Cash Severance Amount”);

(ii)         (A) all accrued and unpaid Salary, (B) with respect to a termination of employment during 2015, all accrued and unpaid Bonus, (C) all accrued and unused vacation time for the then-current annual period (with the right to vacation time being prorated for such period through the Termination Date), (D) all unreimbursed business expenses (including the Automobile Allowance) incurred through the Termination Date and payable pursuant to Section 4(d), and (E) all Insurance Reimbursement/Payment amounts incurred through the Termination Date and payable pursuant to Section 4(f), which accrued and unpaid Salary, Bonus, unused vacation, unreimbursed expenses (including Automobile Allowance) and Insurance Reimbursement/Payment amounts, if any, shall be payable in a lump sum within fifteen (15) days after the Termination Date; and

(iii)        one and one-half (1.5) times the annual Automobile Allowance and Insurance Reimbursement/Payment, which amounts shall be payable over the eighteen (18) month period following the Termination Date in the same manner as paid prior to the Termination Date.

The Executive shall also be entitled to any COBRA benefits to which the Executive is entitled by law. During the eighteen (18) month period following the Termination Date, the Executive will be entitled to receive the COBRA Reimbursement. Thereafter, COBRA benefits shall be at the Executive’s sole expense.

(d)          In the event that the Executive’s employment with the Company is not terminated by the Company on or prior to the Expiration Date, and the Executive does not resign his employment on or prior to the Expiration Date, and, on or prior to the Expiration Date, the Company and the Executive, for any reason, do not enter into an agreement to extend the term of this Agreement (whether on modified terms or otherwise) or enter into a new employment agreement, then, if, within three (3) months following the Expiration Date, the Company terminates the Executive’s employment without Cause or the Executive resigns for any reason, the provisions of Section 5(b) shall apply.

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(e)          If, whether prior to or following a Change in Control, the Employment Period terminates by reason of (i) the Company’s termination with Cause, (ii) the Executive’s resignation without Good Reason, or (iii) the Executive’s death or Disability, then, subject to the provisions of Sections 5(d) and 7(c)(ii), the Executive (or his estate in the case of his death) will be entitled to receive the amounts specified in clause (ii) of Section 5(b) or 5(c), as the case may be, as well as any COBRA benefits to which the Executive is entitled by law (at the Executive’s sole expense).

(f)          The Cash Severance Amount will be paid in equal bi-weekly installments over the number of months following the Termination Date constituting the Cash Severance Amount (i.e., either twelve (12) or eighteen (18) months) in accordance with the general payroll practices of the Company and subject to all applicable withholding requirements; provided, however, that the payment of the Cash Severance Amount, the Automobile Allowance and Insurance Reimbursement/Payment pursuant to Section 5(b)(iii) and 5(c)(iii) and the COBRA Reimbursement (collectively, the “Post-Termination Amount”) shall be conditioned upon the Executive (i) executing and delivering to the Company a general release of all past and present claims against the Company and its Subsidiaries substantially in the form attached hereto as Exhibit A (the “Form of Release”), within twenty-two (22) days of the date the Company delivers such general release (the “Release”) to the Executive, and (ii) not exercising the Executive’s revocation right during the period for revocation described in the Form of Release; provided, further, that, in the event of the Executive’s breach of this Agreement, then the Company’s obligation to pay any Post-Termination Amount shall terminate and be of no further force or effect and the Executive shall be obligated to reimburse the Company for all Post-Termination Amount payments previously made.  To the extent that any Post-Termination Amount payments are payable, they shall be made or commence on the fortieth (40th) day following the Termination Date. The first Post-Termination Amount payment shall include all amounts that would have been paid following the Termination Date had the Release been effective immediately following the Termination Date but which were not yet paid.

(g)          Upon the Termination Date, the Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of the Company or any Subsidiary, and the Executive will take any action that the Company or any Subsidiary may reasonably request in order to confirm or evidence such resignation.

(h)          Neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, shall affect the continuing operation and effect of Section 6 hereof, which shall continue in full force and effect according to its terms. In addition, neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, will result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.

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(i)          In the event of the termination of this Agreement or the Executive’s employment, whether by the Company or the Executive, whether for Cause or Without Cause, and whether voluntary or involuntary, except as expressly provided for herein, the Executive shall not be entitled to any further compensation or benefits.

(j)          In connection with the determination as to whether the Executive may have a Disability, the Executive agrees to submit himself for appropriate medical examination to a physician of the Board’s designation. The determination as to Disability shall be made in good faith by such selected physician.

6.          Restrictive Covenants.

(a)          The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business. Therefore, the Executive agrees that, as a material inducement to the Company’s execution of this Agreement, and a condition precedent to the Company’s payment obligations hereunder and its other covenants herein, if the term of the Executive’s employment hereunder shall expire or the Executive’s employment shall at any time terminate for any reason whatsoever, with Cause or Without Cause, for Good Reason or otherwise, during the Employment Period or otherwise, the Executive will not at any time within one (1) year after such expiration or termination (the “Restrictive Covenant Period”), without the prior written approval of the Company, directly or indirectly, whether individually or as a principal, officer, stockholder, equity participant, employee, partner, joint venturer, member, manager, director or agent of, or lender, consultant or independent contractor to, any Person, or in any other capacity, other than on behalf of or for the benefit of the Company:

(i)          anywhere in the United States of America, engage or participate in a business which, as of such expiration or termination date, is similar to or competitive with, directly or indirectly, that of the Company, and shall not make any investments in any such similar or competitive entity, except that the Executive may acquire up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or NASDAQ;

(ii)         cause or seek to persuade any director, officer, employee, customer, account, agent or supplier of, or consultant or independent contractor to, the Company or others with whom the Company has had a business relationship (collectively, “Business Associates”) to discontinue or materially modify the status, employment or relationship of such Business Associate with the Company, or to become employed in any activity similar to or competitive with the activities of the Company;

(iii)        cause or seek to persuade any prospective customer, account, supplier or other Business Associate of the Company (which at the date of cessation of the Executive’s employment with the Company was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

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(iv)        hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or

(v)         solicit or cause or authorize to be solicited, for or on behalf of the Executive or any third party, any business from, or the entering into a business relationship with, (a) others who are, or were within one (l) year prior to the cessation of the Executive’s employment with the Company, customers, accounts or other Business Associates of the Company, or (b) any prospective customer, account or other Business Associate of the Company which at the date of such cessation was then actively being solicited by the Company, to the extent that such business is related or similar to, or competitive with, directly or indirectly, the business of the Company.

The foregoing restrictions set forth in this Section 6 shall apply likewise during the Employment Period.

(b)          The Executive agrees that, while he is employed by the Company, he will offer or otherwise make known or available to the Company, as directed by the Board and without additional compensation or consideration, any business prospects, contacts or other business opportunities that the Executive may discover, find, develop or otherwise have available to the Executive in any field in which the Company is engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(c)          For purposes of this Section 6, the term “Company” shall mean and include the Company and any and all Subsidiaries and Affiliates of the Company in existence from time to time.

(d)          In connection with the Executive’s agreement to the restrictions set forth in this Section 6, the Executive acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Executive during the Employment Period (subject to the terms and conditions hereof). The Executive also acknowledges and agrees that the covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Executive from earning a livelihood.

(e)          In the event the Executive is entitled to receive a Cash Severance Amount, he shall be under no obligation to seek other employment to mitigate such payment, and there shall be no offset against amounts, benefits or entitlements due the Executive by the Company pursuant to this Agreement on account of any remuneration or benefits provided by any subsequent employment.

(f)          The Executive’s obligations under Section 6(a) shall terminate in the event the Company materially defaults on its obligation to pay the Post-Termination Amount to the Executive in accordance with the provisions hereof, and such default continues uncured for a period of forty-five (45) days following the date on which the Company receives written notice of such default from the Executive.

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(g)          The provisions of the Confidentiality and Proprietary Rights Agreement, dated as the date hereof, between the Company and the Executive shall continue in full force and effect notwithstanding the expiration or termination of this Agreement.

7.          Options. In the event that, during the Employment Period, the Board or the Compensation Committee determines, in its sole discretion, to grant one or more stock options to the Executive pursuant to the Company’s 2010 Equity Participation Plan (the “Plan”) or another stock option or equity plan of the Company, the stock option agreement evidencing such stock option grant shall provide for the following:

(a)          a net exercise provision (as provided for in Section 13(b) of the Plan);

(b)          once the stock option vests, it shall remain exercisable until the expiration date of the option notwithstanding subsequent termination of employment with the Company; and

(c)          any and all unvested stock options shall vest and become exercisable (i) in the event of a termination of employment Without Cause or for Good Reason during the Employment Period (whether following a Change in Control or otherwise), or (ii) in the event that the Executive’s employment with the Company is not terminated by the Company on or prior to the Expiration Date, and the Executive does not resign his employment on or prior to the Expiration Date, and, on or prior to the Expiration Date, the Company and the Executive, for any reason, do not enter into an agreement to extend the term of this Agreement (whether on modified terms or otherwise) or enter into a new employment agreement, and, within three (3) months following the Expiration Date, there is a termination of employment Without Cause or the Executive resigns his employment for any reason.

8.          Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

9.          Code Sections 409A, 280G and 4999.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A.

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(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

(c)          All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)          In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(f)          Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) would subject the Executive to the excise tax imposed under Section 280G or 4999 of the Code (the “Excise Tax”), and, if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants or benefits consultants selected by the Company, and the Executive shall have the right to review such determination.

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10.         Representations and Warranties. The Executive represents and warrants to the Company and its Subsidiaries that: (a) the Executive is not a party to or bound by any employment, noncompete, nonsolicitation, or similar agreement with any other Person; (b) the Executive is not a party to or bound by any nondisclosure, confidentiality or similar agreement with any other Person that would affect the Executive’s ability to perform his responsibilities on behalf of the Company; and (c) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against him in accordance with its terms. The Company represents that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

11.         Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Executive from and against any liability, damage, claim or expense incurred by him by reason of any act performed or omitted to be performed by the Executive in connection with the Executive’s employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorneys fees and other expenses reasonably incurred by the Executive in connection with defending, or otherwise resolving, any claim based on any such act or omission. Such advances shall be made within thirty (30) days after the Executive’s presentation of an invoice for such expenses. The Executive shall also be covered under any directors’ and officers’ liability insurance policies maintained for officers or directors of the Company on no less favorable a basis than that applying to the Company’s officers and directors in general. The Executive’s coverage under such policies shall continue during the Employment Period, and for not less than six (6) years thereafter, at the level then in effect for current officers and directors of the Company and shall be provided by the Company at its expense.

12.         Certain Definitions. When used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

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“Cause” means any one or more of the following: (i) in the reasonable judgment of the Board, the Executive acts (including a failure to act) in a manner that constitutes gross misconduct or gross negligence or that is otherwise materially injurious to the Company or its Subsidiaries; (ii) the Executive breaches any material term of this Agreement; (iii) in the reasonable judgment of the Board, the Executive has committed an act of fraud or misappropriation, or other act of dishonesty or illegal business practices relating to the Company or any of its Subsidiaries, customers or suppliers; (iv) the Executive’s commission of any act which, if the Executive were convicted, would constitute a felony, a crime of moral turpitude or a crime involving the illegal use of drugs, or the Executive’s entry of a plea of guilty or no contest thereto; (v) the Executive’s willful failure or refusal to perform specific directives of the Board; (vi) any alcohol or other substance abuse on the part of the Executive; (vii) any excessive absence of the Executive from his employment during normal working hours for reasons other than vacation or disability; (viii) the Executive’s breach of any other material obligation under this Agreement; or (ix) any misrepresentation on the Employee’s part herein set forth. Notwithstanding the foregoing, if any act or omission described in the above definition of “Cause” is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have forty-five (45) days after notice from the Board to cure such violation to the reasonable satisfaction of the Board; provided, however, that, once the Company has given the Executive a cure period with regard to any act or omission, the Company shall not be required to give the Executive a cure period for any and all other acts or omissions. Any notice to the Executive of termination for “Cause” shall be in writing and shall specify in reasonable detail the Executive’s acts or omissions that the Company considers to be “Cause.”

“Change in Control” means:

(a)          the consummation of a consolidation or merger of the Company, whether or not the Company is the continuing or surviving corporation, if, after such merger or consolidation, the holders of the Common Stock of the Company immediately prior to the consolidation or merger hold less than 50% of the voting power of the surviving entity (or the parent thereof); or

(b)          a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (other than to one of its Subsidiaries);

(c)          a change in the majority composition of the Board within a 24-month period unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of two-thirds of the directors then still in office who were in office at the beginning of the 24 month period;

(d)          any Person or group of Persons acting in concert and Affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this clause (d) shall not apply to an underwritten public offering of the Company’s securities.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time.

“Disability” has the meaning given to such term under the Company’s long-term disability insurance plan or, if no such plan exists, then “Disability” means that the Executive is unable, due to illness, accident or other physical or mental incapacity, to perform substantially all of his duties and responsibilities (provided that, in any such case, the Executive shall have satisfied such criteria for a period of at least twelve (12) consecutive months).

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“Good Reason” means, without the Executive’s written consent, (i) the assignment to the Executive of duties inconsistent with the duties of a Chief Executive Officer, except in the case of a Change in Control (provided that the Executive remains in a management position); (ii) a reduction in the Executive’s Salary, Bonus or other benefits, except as part of a Company-wide reduction in compensation and/or benefits for employees (provided that the Executive’s reduction is consistent, on a proportional basis, with the reductions imposed on all of the Company’s executive officers); (iii) the relocation of the Executive to an office more than fifty (50) miles from the Company Offices; (iv) the Executive is removed or not appointed as a member of the Board; (v) the Company fails to acquire the assignment of this Agreement by acquiring Person in a Change in Control transaction; or (vi) any other material breach by the Company of the provisions hereof.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one (1) or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of the Company.

“Termination Date” means the date on which the Employment Period ends pursuant to Section 5(a).

13.         Cooperation in Legal Matters. The Executive will cooperate with the Company and its Subsidiaries during the Employment Period and thereafter with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company or any Subsidiaries, and to assist the Company and its Subsidiaries by providing information, meeting and consulting with the Company and its Subsidiaries or their representatives or counsel, as reasonably requested. The Executive agrees not to disclose to or discuss with anyone who is not assisting the Company or any Subsidiary with the Claims, other than the Executive’s personal attorney, the fact of or the subject matter of the Claims, except as required by law. The Executive further agrees to maintain the confidences and privileges of the Company and its Subsidiaries, and acknowledges that any such confidences and privileges belong solely to the Company and its Subsidiaries and can only be waived by the Company or any Subsidiary, not the Executive. In the event that the Executive is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company or any Subsidiary, the Executive agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company or any Subsidiary with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company. The Company will reimburse the Executive for all reasonable attorneys fees incurred in providing such testimony or information.

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14.         Miscellaneous.

(a)          Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

if to the Executive, to:

9 Colgate Lane

Woodbury, New York 11797

if to the Company, to:

40 Marcus Drive, Suite One

Melville, New York 11747

Facsimile: (631) 760-8414

Attention: Vice President of Operations

with a copy, which will not constitute notice to the Company, to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Facsimile: (516) 296-7111

Attention: Fred Skolnik, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)          Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company, the Subsidiaries, and the Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

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(c)          Assignability and Binding Effect. This Agreement will be binding upon and inure to the benefit of the Executive and his heirs, legal representatives, executors, administrators or successors, and will be binding upon and inure to the benefit of the Company and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted assignment or disposition shall be null and void and without effect.

(d)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e)          Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Exhibits or Schedules will be deemed to mean and refer to Sections, Exhibits or Schedules of or to this Agreement.

(f)          Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(g)          Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h)          Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN THE EASTERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(i)          Service of Process. WITH RESPECT TO ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 14(a).

(j)          Confidentiality. The parties agree that this Agreement and the Release (if and when executed) are confidential and each party agrees not to disclose any information regarding the terms of this Agreement or the Release to any Person, except that the Company may disclose information regarding the terms of this Agreement or the Release to its Affiliates and any lenders or as required by law or regulation or the rules of any stock exchange or market on which the Company’s securities are listed or traded, and the Executive may disclose information regarding the terms of this Agreement or the Release to his immediate family. Each party may also disclose this information to its tax, legal or other counsel. Each party shall instruct each of the foregoing not to disclose the same to anyone.

(k)          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l)          Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, that may have related to the subject matter of this Agreement in any way, including the Employment Agreement, dated as of October 4, 2010, between the Company and the Executive, as amended. This Agreement will be deemed effective on the date hereof upon the execution hereof.

(m)          Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a business day.

(n)          Certain Terms. The use of the word “including” herein means “including without limitation.” Any definitions used herein defined in the plural will be deemed to include the singular as the context may require and any definitions used herein defined in the singular will be deemed to include the plural as the context may require. References to “Dollars” or “$” are references to the lawful currency of the United States of America.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

BIORESTORATIVE THERAPIES, INC.

By:
Name:	Mandy Clyde
Title:	Vice President of Operations

Mark Weinreb

SCHEDULE A

Position:	President, Chief Executive Officer and Chairman of the Board

Per Annum Salary:	$400,000

Bonus:	2015: 50% of Per Annum Salary

2016 and 2017: 50% of Per Annum Salary based upon the satisfaction of certain performance goals. The performance goals will be established during 2015 by the Compensation Committee of the Board (the “Compensation Committee”) based upon the level of achievement of the Company’s corporate goals and objectives for the calendar year with respect to which the Bonus relates and the Executive’s individual performance (in each case, as reasonably determined by the Compensation Committee). The Compensation Committee will take into consideration the Executive’s input with respect to the establishment of the Executive’s individual goals and objectives. The Compensation Committee may, in its discretion, award the Executive a Bonus in an amount greater than 50% of Per Annum Salary depending on the Executive’s level of achievement of the performance targets.

Monthly Automobile
Allowance:	$600

Annual Insurance
Premium
Reimbursement/Payment:	$30,000

Annual Vacation:	4 weeks

EXHIBIT A

GENERAL RELEASE

I, Mark Weinreb, in consideration of and subject to the performance by BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), of its obligations under the Executive Employment Agreement by and between the Company and myself, dated as of March 9, 2015 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof, (i) the Company and (ii) each of its subsidiaries, affiliates and predecessors (including, without limitation, and to the extent that they could be liable in respect of their position with any of the foregoing, each of the present and former managers, directors, officers, direct or indirect equity holders, agents, representatives, employees, subsidiaries, affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives, and attorneys of the parties referenced in clauses (i) and (ii) above) (collectively, the “Released Parties”) to the extent provided below.

1.          I understand that any payments or benefits paid or granted to me under Section 5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(b)(i) and (iii) or Section 5(c)(i) and (iii) of the Agreement, or the COBRA Reimbursement (as such term is defined in the Agreement), unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits the payment and provision of which were due to me, as of the date hereof, by virtue of any employment by the Company.

2.          Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Notwithstanding any other provision of this General Release to the contrary, this General Release does not encompass, and I do not release, waive or discharge, the obligations of any of the Released Parties (a) to make the payments and provide the other benefits contemplated by the Agreement, (b) under any restricted stock agreement, option agreement or other agreement pertaining to my equity ownership, or (c) under any indemnification or similar agreement with me.

3.          I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.          I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.          In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover damages against any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I have not filed and am not aware of any pending Claim as of the execution of this General Release.

6.          I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.          Nothing in this Agreement shall be construed to preclude me from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other state or federal administrative agency. However, in the event that a charge or complaint is filed against the Released Parties, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Released Parties, or any of them, by any administrative agency, I expressly waive and shall not accept any award or damages therefrom.

8.          Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any of my rights or claims arising out of any breach by the Company after the date hereof of the Agreement if and to the extent those rights, in each case by their specific terms, survive termination of my employment with the Company.

9.          Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. However, should paragraph 2 of this General Release be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should I thereupon seek to institute any claims that would have been within the scope of paragraph 2, the Company shall be entitled to immediate repayment, and I shall immediately return, all of the severance payments that I have received, and the Company shall not be obligated to make any further severance payments.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

10.         I HAVE READ IT CAREFULLY;

11.         I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

12.         I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

13.         I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

14.         I HAVE BEEN ADVISED I HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS GENERAL RELEASE;

15.         I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD;

16.         I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

17.         I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

18.         I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Mark Weinreb